Exhibit 5.1

Moolec Science SA	D +1 345 815 1768
c/o Ogier Global (Cayman) Limited	E james.heinicke@ogier.com
89 Nexus Way, Camana Bay
Grand Cayman, KY1-9009	Reference: 511866.00002
Cayman Islands

16 June 2025

Moolec Science SA (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s Post-Effective Amendment No. 2 to Form F-3 registration statement, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the registration of:

(a)	up to 11,110,000 ordinary shares with a par value of US$0.10 each in the capital of the Company (the Ordinary Shares) including: (i) 6,900,000 Ordinary Shares that may be issued upon exercise of the Public Warrants (as defined in the Registration Statement); and (ii) 4,210,000 Ordinary Shares that may be issued upon exercise of the Private Warrants (as defined in the Registration Statement) (the Warrant Shares);

(b)	3,581,828 Ordinary Shares, including:

(i)	3,100,000 Ordinary Shares issued to holders of Shares in the business combination between the Company, LightJump Acquisition Corporation, Moolec Science Limited and Moolec Acquisition Inc, as a result of the transactions contemplated by the business combination agreement dated 14 June 2022 by and among the Company, LightJump Acquisition Corporation, Moolec Science Limited and Moolec Acquisition Inc. (as amended by amendment no.1 to the business combination agreement dated 18 November 2022) (the Business Combination Agreement);

(ii)	352,240 Ordinary Shares issued as a result of the merger of Moolec Acquisition, Inc. with and into LightJump Acquisition Corporation, pursuant to which LightJump Acquisition Corporation survived such merger and became a direct wholly-owned subsidiary of the Company;

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 305 513 5888 ogier.com	A list of Partners may be inspected on our website

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16 June 2025

(iii)	26,226 Ordinary Shares issued pursuant to the simple agreements for future equity be and between Moolec Science Limited and the SAFE Holder named therein (the SAFE Holder) (each an Original SAFE), or any simply agreement for future equity between the Company and that SAFE Holder issued in consideration for the contribution by the SAFE Holder of its rights in the Original SAFE;

(iv)	23,252 Ordinary Shares that were allotted to the Company's José López Lecube, the Company's Chief Financial Officer; and

(v)	80,110 Ordinary Shares issued in connection with the backstop agreement dated 14 June 2022, by and among LightJump Acquisition Corporation, Moolec Science Limited, the Company, and Moolec Acquisition, Inc.,

(together, the Transaction Shares); and

(c)	up to 1,500,000 Ordinary Shares for offer and resale by the Company (the Offer Shares and, together with the Warrant Shares and the Transaction Shares, the Shares).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Moolec Science SA

16 June 2025

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly registered by way of continuation as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate power

(b)	The Company has all requisite power under its M&A (as defined in Schedule 1) to issue the Shares (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents (as defined in Schedule 1)), to execute and deliver the Documents (as defined in Schedule 1) and to perform its obligations, and exercise its rights, under such documents.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise:

(i)	the issuance of the Shares (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents); and

(ii)	the execution and delivery of the Documents and the performance of its obligations, and the exercise of its rights, under such documents.

Shares

(d)	The Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents), when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) and in accordance with the M&A; and

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16 June 2025

(ii)	the entry of those Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, the Shares are only issued when they have been entered into the register of members of the Company.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	as to whether any approvals, filings, registrations, notifications, declarations, consents or other authorisations were required under any previous articles of the Company or the laws of Luxembourg in connection with the approval of the issuance of the Shares of the Company prior to the Company's transfer by way of continuation into and under the laws of the Cayman Islands pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands (the Redomiciliation) (and the Ordinary Shares to be issued on exercise of the Warrants);

(c)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(d)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us listed in Schedule 1 will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the M&A) entered into by or binding on the Company.

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16 June 2025

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP

Ogier (Cayman) LLP

Moolec Science SA

16 June 2025

Schedule 1

Documents examined and searches conducted

1	The Certificate of Incorporation of the Company dated 22 May 2025 issued by the Registrar (the Certificate of Incorporation).

2	The memorandum and articles of association of the Company adopted by special resolution passed on 22 April 2025 and effective as of 29 May 2025 (the M&A).

3	A Certificate of Good Standing dated 13 June 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the directors of the Company passed on 29 December 2022, 7 November 2024 and 15 June 2025 (the Resolutions).

5	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 16 June 2025 (the Register of Writs).

6	The Registration Statement.

7	The warrant agreement dated 12 January 2021, by and between LightJump Acquisition Corporation and Continental Stock Transfer & Trust Company (the Warrant Agreement)

8	The subscription agreement for private warrants by LightJump One Founders, LLC (the Warrant Subscription).

9	The Assignment, Assumption and Amendment Agreement with respect to the Warrant Agreement dated 30 December 2022 between LightJump Acquisition Corporation, the Company and Continental Stock Transfer & Trust Company (the Warrant Assignment and, together with the Warrant Agreement and the Warrant Subscription, the Warrant Documents).

10	The Business Combination Agreement.

The documents listed in this Schedule 1 together, the Documents.

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16 June 2025

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Certificate of Incorporation, the M&A, the Good Standing Certificate, the Resolutions, and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	As a matter of the laws of Luxembourg and all other applicable laws the issuance of the Warrants and the issuance of Ordinary Shares on exercise of the Warrants in accordance with the terms of the relevant documents constituted legal, valid and enforceable obligations of the Company.

6	Where any Document has been provided to us in draft or undated form, that Document has been, or will be, executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

7	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which the Shares are issued.

8	No invitation has been, or will be, made by or on behalf of the Company to the public in the Cayman Islands to subscribe for or purchase any of the Shares.

9	Prior to giving effect to the transactions contemplated by the Documents and the Registration Statement (the Transactions), including the issue and allotment of the Shares: (i) the Registration Statement (including all necessary post-effective amendments) will have become effective under the Act; (ii) all statutory documents necessary to give effect to such Transactions will have been executed, delivered and filed with the applicable governmental authorities (including, where applicable, the Registrar) and all required fees and other amounts will have been paid; and (iii) all other necessary action will have been taken under all applicable laws (other than the laws of the Cayman Islands) to authorise, approve and permit the Transactions, and any and all consents, approvals and authorisations from applicable governmental and regulatory authorities required to authorise and permit the Transactions will have been obtained.

10	There is nothing in any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

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16 June 2025

Status, authorisation and execution

11	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

12	Each Document and the performance of the obligations of each party thereto has been duly authorised, executed and unconditionally delivered, as applicable, by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands with respect to any Document entered into after the Redomiciliation).

13	In authorising the execution and delivery of the Documents by the Company, the issue and allotment of the Shares and Warrants, and the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

14	Any individuals who are parties to a Document, or who sign, or have signed, documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Documents, sign such documents and give such information.

15	The persons named in the Resolutions as authorised to execute any Documents on behalf of the Company which have not been executed as of the date hereof, will in fact execute such documents with the intention to bind the Company.

Enforceability

16	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company;

(b)	we have made no independent investigation of the laws of Luxembourg and have assumed that such laws authorised the issuance of the Shares (and Ordinary Shares issuable on exercise of the Warrants) and that the Company complied fully with the laws of Luxembourg with respect to the approval of the issuance of the Shares (and Ordinary Shares issuable on exercise of the Warrants) prior to the Redomiciliation; and

(c)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

17	There are no agreements, documents, or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

18	None of the transactions contemplated by the Documents relate to any shares, voting rights or other rights that are subject to a restrictions notice issued pursuant to the Companies Act (Revised) of the Cayman Islands.

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16 June 2025

Share Issuance

19	The Shares (including the Ordinary Shares to be issued upon the exercise of the Warrants) have been prior to the Redomiciliation, duly and validly authorised, legally and validly issued and non-assessable under the laws of Luxembourg and the articles in effect at the relevant time (as effective from a Luxembourg perspective).

20	The Shares (including the Ordinary Shares to be issued upon the exercise of the Warrants) to be issued shall be issued at an issue price in excess of the par value thereof, and will be entered on the register of members of the Company as fully paid.

Authorisations

21	No further shares in the capital of the Company will be issued unless and until all required Nasdaq approvals and shareholder approvals required by the rules and regulations of Nasdaq (if any) have been obtained. Any conditions to which such approvals are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

Register of Writs

22	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

Moolec Science SA

16 June 2025

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) of the Cayman Islands (Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited Liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.